EXHIBIT 99.1

Red Robin Gourmet Burgers Announces Change in Operations Leadership

Chief Financial Officer Guy Constant Transitioning to Chief Operating Officer Role,

Company Begins Search for New CFO

Greenwood Village, CO — September 4, 2018 — Red Robin Gourmet Burgers, Inc., (NASDAQ: RRGB), a full-service restaurant chain serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today announced a change in the Company’s restaurant operations leadership. Guy Constant, who currently serves as the Company’s executive vice president and chief financial officer will move to the role of executive vice president and chief operating officer for Red Robin upon the hiring of a new chief financial officer and transfer of duties, anticipated in early 2019. The Company has begun an executive search for a new chief financial officer as part of Mr. Constant’s transition to Operations leadership for Red Robin.

Mr. Constant will be replacing Carin Stutz, who served as Red Robin’s executive vice president and chief operating officer since April 2016, and is leaving that role effective immediately. Denny Marie Post, Red Robin’s president and chief executive officer, will serve as interim COO through the remainder of 2018, as Mr. Constant transitions to his new role and while the search for a new CFO is underway.

“As we look ahead to what Red Robin needs in Operations leadership for the next stage of our business, we look forward to leveraging the considerable skills and experience of Guy Constant. He is the perfect person to lead our Operations team forward and to partner with me as we pivot to a new future. He is highly strategic and clearly understands the challenges we face, as well as how to capitalize on our considerable opportunities. Guy’s experience includes serving as international division president for a major casual dining brand, overseeing both franchised and company-owned locations, and he is looking forward to filling the Operations leadership role here at Red Robin,” said Denny Marie Post, Red Robin Gourmet Burgers, Inc. chief executive officer. “In addition to Company and franchise operations, Guy will continue to lead supply chain, facilities and development after the first of the year.”

“Red Robin is committed to recapturing our momentum and to regaining our operational edge in this increasingly complex and competitive environment,” said Ms. Post. “Fortifying our leadership team will help us address current and future challenges, which is key to a financially sustainable future. We are grateful for the many contributions Carin Stutz made to rebuilding our fundamentals during the past two years and wish her the very best.”

About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)

Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., and under the trade name Red Robin Gourmet Burgers and Brews, is the Gourmet Burger Authority™, famous for serving more than two dozen craveable, high-quality burgers with Bottomless Steak Fries® in a fun environment welcoming to guests of all ages. Whether a family dining with kids, adults grabbing a drink at the bar, or teens enjoying a meal, Red Robin offers an unparalleled experience for its guests. In addition to its many burger offerings, Red Robin serves a wide variety of salads, soups, appetizers, entrees, desserts, and signature beverages. Red Robin offers a variety of options behind the bar, including its extensive selection of local and regional beers, and innovative adult beer shakes and cocktails, earning the restaurant a VIBE Vista Award for Best Beer Program in a Multi-Unit Chain Restaurant. There are more than 570 Red Robin restaurants across the United States and Canada, including locations operating under franchise agreements. Red Robin… YUMMM®! Connect with Red Robin on Facebook, Instagram, and Twitter.

For media relations questions contact:

Brian Farley, Coyne PR

(973) 588-2000

For investor relations questions contact:

PJ Adler

Red Robin Investor Relations

303-846-5040